Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
The AES Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Debt	5.800% Senior Notes due 2032	Rule 457(r)	$800,000,000	100.000%	$800,000,000	0.00015310	$122,480

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$800,000,000		$122,480
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$122,480

(1)
This registration fee table shall be deemed to update the “Registration fee” in Item 14. Other Expenses of Issuance and Distribution in the Company’s Registration Statement on Form
S-3
(File
No. 333-285715)
in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.